KIRKPATRICK & LOCKHART LLP	1800 Massachusetts Avenue, NW Second Floor Washington, DC 20036-1800 202.778.9000 www.kl.com

     May 13, 2004

The Dreyfus/Laurel Funds, Inc.
200 Park Avenue - 55th Floor
New York, New York 10166

Ladies and Gentlemen:

          In connection with the filing of Post-Effective Amendment No. 89 to the Registration Statement on Form N-1A (File Nos. 33-16338 and 811-5270) of The Dreyfus/Laurel Funds, Inc. (the "Company") which you are about to file with the Securities and Exchange Commission, we hereby consent to the reference to our firm as "counsel" in the Statement of Additional Information of the Company incorporated by reference into the Prospectus of each series of the Company.

Very truly yours, /s/ Kirkpatrick & Lockhart LLP